བོད་ལྗོངས་ཆབ་མདོ་ས་ཁུལ་ནོར་སྲིད་ཅུས་ཀྱི་ཡིག་ཆ།

西藏昌都地区财政局文件

昌地财[2004]173 号　　　　签发人：邓巴扎西

关于扶持西藏昌都盛丰实业发展有限责任公司有关问题的通知

1、西藏昌都盛丰实业发展有限责任公司的相关企业在昌都交纳的企业所得税交纳基数定为每年 90 万，超出基数部分由昌都地区财政局全额返还，返还时间为税款入帐时间的第三个月 10 日前。西藏昌都盛丰实业发展有限责任公司必须交齐本年所定所得税基数后才能享受所得税返还政策。

2、执行各类税种返还的优惠政策的执行时间为税款返还时间起 5 年不变。如到期时间不到当年 12 月 31 日时顺延至当年 12 月 31 日止。在这五年内，无论西藏昌都盛丰实业发展有限责任公司的各类收入情况变化如

何，其上交所得税 90 万基数不变。

3、西藏昌都盛丰实业发展有限责任公司的营业税执行返还比率为昌都地区所得部分的 40%，（返还实际比例为实交的 31%），但首年必须在营业税 100 万基础执行（含 100 万营业税比例返还）。昌都地区财政局、商务局、国资委保证该行为的合法性。

4、该公司在经营期间，地区国资委提供优质的跟踪服务，协调解决该公司注册、办证、税收等问题。

5、 同意对西藏昌都盛丰实业发展有限责任公司执行增值税返还比例为地区留成 50%（实际返还比例为增值税实缴额的 38.75%）。但在缴纳增值税 150 万完成后执行（含 150 万增值税比例返还）。

6、税款返还指返还所得税、营业税、增值税、城建维护税。教育附加不予返还。返还形式以昌都地区财政局扶持方式进行，所得税、流转税之间基数的考核不影响各自税种的返还。财政扶持款返还定为当月交纳的税款第三个月 10 日前返还，次年 3 月前结清前一年应返还税款。由昌都地区国资委负责返还款的兑现。

昌都地区商务局　　　昌都地区行署国资委　　　昌都地区财政局

二〇〇四年十二月十六日

主题词：关于　扶持盛丰实业发展有限责任公司有关问题　通知

昌都地区财政局办公室　　　　2004 年 12 月 16 日印发

共印（6）份

Translation of

Document of the Finance Bureau of Changdu District of Tibet

Chang Di Cai [2004] No. 173 Signatory: Deng Ba Zha Xi

Circular on Issues Concerning the Support for Tibet Changdu Shengfeng Industry Development Co., Ltd.

1. The tax base on which enterprise income tax is imposed of Tibet Changdu Shengfeng Industry Development Co., Ltd. (the "Company") and its related enterprises pays to Changdu authority is RMB900,000 per year. Any tax paid by the Company on amount in excess of the said tax base is to be refunded in full by the Finance Bureau of Changdu District on or before the tenth day of the third month after the aforesaid tax is paid. The Company will not be entitled to such income tax refund until it has paid up the required minimum tax for that year.

2. The preferential tax treatment shall be in valid for five (5) years commencing on the date of the first refund and ending on December 31st of the fifth year. During this five-year period, the tax base of RMB900,000 shall remain unchanged regardless of the Company's financial performance.

3. The business tax refund rate for the Company is 40% of the amount that the Changdu District receives (the actual refund rate is 31% of what has been paid), but such policy shall be implemented beginning on the first year when the Company achieves RMB 1,000,000 taxable base (calculated on a pre-refund basis). The Finance Bureau, the Commerce Bureau and the State-owned Assets Supervision and Administration Commission of Changdu District shall guarantee the lawfulness of this conduct.

4. During the period of the Company's operation, the State-owned Assets Supervision and Administration Commission shall provide the follow up service and coordinate for the resolution of issues concerning registration, application for certificates and tax payment of the Company.

5. The value added tax (VAT) refund rate for the Company is 50% of the amount that the Changdu District receives (the actual refund rate is 38.75% of the VAT paid). Such policy shall be implemented beginning on the year when the Company pays at least RMB 1,500,000 in VAT (calculated on a pre-refund basis.

6. The term "tax refund" refers to the refund of income tax, VAT and urban construction maintenance tax. Education surcharge is not to be refunded. The refund is to be carried out with the support of the Changdu District's Finance Bureau, and the examination of the taxable basis between the income tax and the transfer tax shall not affect the refund of other taxes. The tax refund authorized herein shall be refunded on or before the tenth day of the third month after the tax for the current month is paid, and all tax refunds for the prior year shall be refunded on or before March of the following year. The State-owned Assets Supervision and Administration Commission shall be responsible for the refund of the various taxes.

Seal of the Commerce Bureau of Changdu District	Seal of the State-assets Supervision and Administration Commission of Changdu District	Seal of the Finance Bureau of Changdu District

Date: December 16, 2004

Key words: concerning, the issues related to the support for Tibet Changdu Shengfeng Industry Development Co., Ltd., circular

---

Issued by the Office of the Finance Bureau of Changdu District on December 16, 2004.

Total copies: 6